THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the contents of this document, or the action you should take, you should consult an independent financial adviser authorised and regulated under the Financial Services and Markets Act 2000 if you are in the United Kingdom or, if not, another appropriately authorised independent financial adviser.

If you have sold or otherwise transferred all of your Existing Ordinary Shares in Medicsight Limited please forward this document and the accompanying Form of Proxy as soon as possible to the purchaser or transferee. Any person (including without limitation custodians, nominees and trustees) who may have a contractual or legal obligation or may otherwise intend to forward this document to any jurisdiction outside the United Kingdom should seek appropriate advice before taking any action.

Medicsight Limited

(Incorporated in England and Wales under the Companies Act 1985 with registered number 04268410)

Proposed consolidation of the Existing Ordinary Shares

and

Notice of General Meeting

Your attention is drawn to the Letter from the Chairman of Medicsight Limited in this document which contains the unanimous recommendation of the Directors that you vote in favour of the Resolutions to be proposed at the General Meeting to be held at 3.00 p.m. on 26 March 2012.

Notice of a General Meeting of Medicsight Limited, to be held at 3.00 p.m. on 26 March 2012 at the offices of Morrison & Foerster, 7th Floor, CityPoint, One Ropemaker Street, London EC2Y 9AW is set out at the end of this document. Whether or not you intend to be present at the General Meeting you are urged to complete and return the enclosed Form of Proxy in accordance with the instructions printed thereon so as to arrive at the Company’s Registrars, SLC Registrars Limited, Thames House, Portsmouth Road, Esher KT10 9AD as soon as possible and in any event not later than 3.00 p.m. on 22 March 2012 or 48 hours before the time for holding any adjourned meeting. Completion of a Form of Proxy will not preclude a Shareholder from attending and voting at the meeting in person.

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EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Publication date of this document	8 March 2012
Latest time and date for receipt of Forms of Proxy	3.00 p.m. 22 March 2012
General Meeting	3.00 p.m. 26 March 2012
Record Date of Share Consolidation	5.00 p.m. 26 March 2012
Effective date of Share Consolidation	5.00 p.m. 27 March 2012

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DEFINITIONS

“AIM”	AIM, the market operated by the London Stock Exchange

“Articles”	the Company’s articles of association

“Company”	Medicsight Limited

“Consolidation Ordinary Shares”	the proposed new ordinary shares of £16,250 each in nominal value in the capital of the Company to be created pursuant to the Share Consolidation

“Directors” or “Board”	the board of directors of the Company whose names appear on page 4 of this document

“Existing Ordinary Shares”	the ordinary shares of £0.05 nominal value each in the capital of the Company

“Form of Proxy”	the form of proxy for use at the GM or at any adjournment of such meeting

“GM” or “General Meeting”	the general meeting of the Company convened for 3.00 p.m. on 26 March 2012 and any adjournment thereof

“London Stock Exchange”	London Stock Exchange plc

“MGT”	MGT Capital Investments, Inc.

“Notice of GM”	the notice of the GM which is incorporated into this document

“Record Date”	5.00 p.m. on 26 March 2012 (or such other time and date as the Directors may determine)

“Registrars”	SLC Registrars Limited

“Resolutions”	the resolutions referred to in the Notice of GM

“Share Consolidation”	the proposed consolidation of every 325,000 Existing Ordinary Shares into 1 New Ordinary Share details of which are set out in the Letter from the Chairman in this document

“Shareholders”	holders of Existing Ordinary Shares and “Shareholder” means any one of them

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LETTER FROM THE CHAIRMAN

Medicsight Limited

(Incorporated in England and Wales under the Companies Act 1985 with registered number 04268510)

Directors	Registered office
Robert Ladd, Executive Chairman Robert Traversa, Executive Director	26/28 Hammersmith Grove London W6 7BA

8 March 2012

To Shareholders

Dear Sir or Madam

Proposed Consolidation of the Existing Ordinary Shares

1.	Introduction

The purpose of this document is to provide you with the background to the Share Consolidation and to explain why the Directors consider the Share Consolidation is in the best interests of the Company and the Shareholders as a whole and why they recommend that you should vote in favour of the Resolutions to be proposed at the GM convened for 3.00 p.m. on 26 March 2012, notice of which is set out at the end of this document.

2.	Reasons for the Share Consolidation

The Directors have carefully considered whether the Share Consolidation and the consequential reduction in the number of Shareholders is in the best interests of the Company and the Shareholders as a whole. It has become clear to the Directors that following the Company’s de-listing from AIM on 22 September 2011, for a company of its size it is not in the Company’s interests to continue to bear the costs and administrative burden of such a large shareholder base. The Company currently has over 250 registered Shareholders.

3.	Share Consolidation

It is proposed by the Board that the Share Consolidation will be effected by every 325,000 Existing Ordinary Shares being consolidated into one Consolidation Ordinary Share of £16,250 (“Share Consolidation”) (the balance of any Existing Ordinary Shares held by each member being the “Fractional Entitlement”).

There will be no cash payment in respect of Fractional Entitlements for Shareholders arising out of the Share Consolidation as the Directors believe it will be in the interests of both the Company and Shareholders holding less than 325,000 Existing Ordinary Shares to allow them to crystallise a capital gains tax loss at this stage (which is likely to be worth substantially more than the current value of their shareholding) and at the same time reduce the Company’s costs in servicing such a large shareholder base. Those Shareholders who hold less than 325,000 Existing Ordinary Shares will not be entitled to Consolidation Ordinary Shares arising on the Share Consolidation and will therefore no longer be Shareholders. All Fractional Entitlements will be consolidated to the nearest whole number of Consolidated Ordinary Shares and sold to MGT for market value.

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Pursuant to article 49 of the Articles, which permits the Directors on a consolidation to deal with such fractions as they shall determine, the Company proposes to sell the Existing Ordinary Shares representing the Fractional Entitlements to MGT.

The table below provides some illustrations of the effect of the Share Consolidation:

Pre-Share Consolidation Holdings of Existing Ordinary Shares	Post-Share Consolidation, and Holdings of New Ordinary Shares
324,000	0
325,000	1 New Ordinary Share
649,000	1 New Ordinary Share
650,000	2 New Ordinary Shares

As can be seen from the illustrative table above, immediately following the Share Consolidation, the number of Shareholders will reduce from over 250 to under 50. However, the changes in the percentage holdings for the remaining Shareholders would be minimal as those with a holding of less than 325,000 Existing Ordinary Shares account for 12 per cent of the current issued share capital of the Company.

The Consolidation Ordinary Shares will have the same rights as to voting, dividends and return on capital as the Existing Ordinary Shares.

If approved, the Record Date of the Share Consolidation will be 5.00 p.m. on 26 March 2012, the Share Consolidation will be effected on 27 March 2012 and the Consolidation Ordinary Shares will be issued on the same day. Shareholders who hold their Existing Ordinary Shares in uncertificated form will be issued with new share certificates in respect of the Consolidation Ordinary Shares on or about 16 April 2012.

Share certificates for Existing Ordinary Shares will no longer be valid from the time the Share Consolidation becomes effective which is expected to be on 27 March 2012 and should be destroyed upon receipt of certificates in respect of the Consolidation Ordinary Shares (as described below).

4.	Taxation treatment of Share Consolidation

The following summary is intended as a general guide only and relates to the UK taxation treatment of the Share Consolidation. It is based on current UK tax law and the current published HM Revenue and Customs practice applying in the case of those holders of Existing Ordinary Shares who are residents of the UK for tax purposes, are the beneficial owners of those shares and hold them as investments. Certain holders of Existing Ordinary Shares, such as dealers in securities, insurance companies, collective investment schemes and persons who have acquired their shares by reason of their or another’s employment, may be taxed differently and are not considered here.

It is expected that for the purposes of UK taxation on chargeable gains the Share Consolidation will be treated as follows:

The Consolidation Ordinary Shares arising from the Share Consolidation will result from a reorganisation of the share capital of the Company. Accordingly, holders of Existing Ordinary Shares should not normally be treated as making a disposal of all or part of their holding of Existing Ordinary Shares by reason of the Share Consolidation being implemented. The Consolidation Ordinary Shares which replace their holding of Existing Ordinary Shares as a result of the Share Consolidation will be treated as the same asset acquired at the same time as their holding of Existing Ordinary Shares was acquired.

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Shareholders who hold less than 325,000 Existing Ordinary Shares on the current register and who are UK tax resident will be able to make a claim for diminution in value of their original shareholding. Shareholders will need to make a claim on the next tax return that they file with HM Revenue & Customs, but we anticipate that with a marginal capital gains tax rate of 28% (in most instances) that this should be worth substantially more to those shareholders than the market value of their Existing Ordinary Shares at the current price. In addition, Shareholders who originally subscribed for Existing Ordinary Shares (rather than buying them in the market) may be able to claim an income tax loss equal to the original cost of the shares.

A Shareholder who is in any doubt as to his or her tax position or is subject to tax in any jurisdiction other than the UK should consult his or her duly authorised professional adviser without delay.

5.	Issued share capital

The current issued share capital of the Company is 155,524,904 Existing Ordinary Shares. This will be reduced to less than 500 Consolidation Ordinary Shares following the Share Consolidation.

6.	General Meeting

You will find set out on page 8 of this document the Notice of GM to be held at the offices of Morrison & Foerster (UK) LLP, CityPoint, One Ropemaker Street, London EC2Y 9AW at 3.00 p.m. on 26 March 2012. At that meeting, Shareholders will be asked to consider and, if thought fit, to pass a resolution to approve the Share Consolidation.

Action to be taken

Enclosed with this document is a Form of Proxy. Whether or not you propose to attend the GM personally, you are urged to complete and return the Form of Proxy in accordance with the instructions printed thereon as soon as possible. To be valid, completed Forms of Proxy must be received by the Registrars no later than 3.00 p.m. on 22 March 2012. Completion of a Form of Proxy will not preclude you from attending and voting at the GM in person should you wish to do so.

Recommendation

The Directors are of the opinion that the Share Consolidation is in the best interests of the Company and its Shareholders as a whole and unanimously recommend that Shareholders vote in favour of the Resolutions to be proposed at the GM.

In addition, the Company has been informed that MGT in respect of its 83,750,000 Existing Ordinary Shares representing in the region of 50 per cent of the Existing Ordinary Shares, intends to vote in favour of the Resolutions.

Yours sincerely

Robert Ladd

Chairman

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Company Number: 04268410

NOTICE OF GENERAL MEETING

of

Medicsight Limited (the “Company”)

Notice is hereby given that a General Meeting of the above-named Company will be held at 3.00 p.m. on 26 March 2012 at the offices of Morrison & Foerster, 7th Floor, CityPoint, One Ropemaker Street, London EC2Y 9AW for the purpose of considering and, if thought fit, passing the following resolution which will be proposed as an ordinary resolutions:

ORDINARY RESOLUTION

1. That:

(i)	every 325,000 Existing Ordinary Shares of £0.05 each in nominal value held by each member at 5.00 p.m. on 26 March 2012 being the “Record Date” be consolidated into one Consolidation Ordinary Share of £16,250 each in nominal value;

(ii)	the rights and restrictions attaching to the Consolidation Ordinary Shares of £16,250 each resulting from the consolidation pursuant to paragraph (i) of this resolution shall be the same in all respects as those attached to the Existing Ordinary Shares of £0.05 each as set out in the Articles of Association of the Company (save in respect of their nominal value); and

(iii)	all fractions of Consolidated Ordinary Shares be consolidated into the nearest whole number of Consolidated Ordinary Shares and sold to MGT for market value.

Dated: 8 March 2012

BY ORDER OF THE BOARD
Registered Office: 26/28 Hammersmith Grove London W6 7BA	Robert Ladd Chairman

Notes

1	A member entitled to attend and vote at the above Meeting convened by the above Notice shall be entitled to appoint one or more proxies to attend, to speak and to vote on his behalf provided that each proxy is appointed to exercise the rights attached to a different share or shares held by him. A proxy need not be a member of the Company.

2	A Form of Proxy is enclosed. The appointment of a proxy will not prevent a Shareholder from subsequently attending and voting at the meeting in person in which case any votes cast by the proxy will be excluded.

3	A Shareholder which is a company (a “corporation”) and which wishes to be represented at the meeting by a person with authority to speak, vote on a show of hands and vote on a poll (a “corporate representative”) must submit a certified copy of the resolution giving the relevant authority to that corporate representative by the same deadline as in note 5 below. A corporate representative has the same powers on behalf of the corporation he/she represents as that corporation could exercise if it were an individual member of the Company. Alternatively a corporation may complete and return a Form of Proxy.

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4	In the case of joint Shareholders the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which their names stand in the register of members in respect of their joint holding. The names of all joint Shareholders should be stated on the Form of Proxy, but the signature of one holder will be sufficient.

5.	To be effective the instrument appointing a proxy, and (failing prior registration) any letter or power of attorney under which it is executed (or a duly certificated copy thereof) must be received by the Registrars, SLC Registrars Limited, Thames House, Portsmouth Road, Esher KT10 9AD not less than 48 hours before the time for holding the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same date as the meeting or adjourned meeting) for the taking of the poll at which it is to be used, provided that a proxy and any such power or authority in respect of a poll to be taken otherwise than on the same day as the meeting or the adjourned meeting, but less than 48 hours thereafter, may be delivered to the chairman of the meeting at any time before the poll is taken.

6.	In accordance with Regulation 41 of the Uncertificated Securities Regulations 2001, only those members entered on the Company’s register of members as at 5.00 p.m. on 22 March 2012 shall be entitled to attend and vote at the meeting in respect of the number of shares registered in their name at that time. Changes to entries on the register after 5.00 p.m. on 22 March 2012 shall be disregarded in determining the rights of any persons to attend or vote at the meeting.

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